Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. 333-92997 on Form S-8 of our report dated June 29, 2009 relating to our audit of the financial statements of the Prosperity Bancshares, Inc. 401(k) Profit Sharing Plan as of December 31, 2008 and for the year ended December 31, 2008, appearing in this Annual Report on Form 11-K.

/s/ Briggs & Veselka Co.

Bellaire, Texas

June 29, 2009